Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2010, with respect to the financial statements and financial highlights of the Riverfront Long-Term Growth Fund (one of the portfolios constituting the Baird Funds, Inc.) appearing in the December 31, 2009 Annual Report to Shareholders, which is incorporated by reference in this Pre-Effective Amendment to the Registration Statement on Form N-14 (the “Form N-14 Registration Statement”). We consent to the incorporation by reference in the Form N-14 Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firms” in the Form N-14 Registration Statement and under the caption “Financial Highlights” in each of the Prospectuses contained in Post-Effective Amendment 59 of the Form N-1A Registration Statement (File No. 33-72424).

/s/ Grant Thornton LLP

Chicago, Illinois

July 30, 2010